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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


------------------------------------------------------------------------------------------------------------------------------------
|1. Name and Address of Reporting Person(3)|2. Date of Event Requiring |4. Issuer Name and Ticker or Trading Symbol                |
|                                          |   Statement               |                                                           |
|    Berrard    Steven         R.          |   (Month/Day/Year)        |                                                           |
|------------------------------------------|                           |   Gerald Stevens, Inc. ("GIFT")                           |
|    (Last)     (First)     (Middle)       |                           |-----------------------------------------------------------|
|                                          |        4/30/99            |5. Relationship of Reporting     | 6.  If Amendment, Date  |
|    110 S.E. 6th Street                   |---------------------------|   Person to Issuer              |     of Original         |
|------------------------------------------|3. IRS Identification      |   (Check all applicable)        |     (Month/Day/Year)    |
|               (Street)                   |   Number of Reporting     |                                 |                         |
|                                          |   Person, if an Entity    | X Director    X  10% Owner      |                         |
|                                          |   (Voluntary)             |---           ---                |                         |
|                                          |                           |   Officer        Other (specify |                         |
|                                          |                           |---(give      ---         below) |-------------------------|
|                                          |                           |   title below)                  | 7. Individual or Joint/ |
|     Ft. Lauderdale,   FL        33301    |                           |                                 |    Group Filing (Check  |
|--------------------------------------------------------------------------------------------------------|    applicable line)     |
|        (City)      (State)      (Zip)                                                                  |                         |
|                                                                                                        |     X  Form Filed by    |
|                                                                                                        |    --- One Reporting    |
|                                                                                                        |        Person           |
|                                                                                                        |        Form Filed by    |
|                                                                                                        |    --- More than One    |
|                                                                                                        |        Reporting Person |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                    TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                                       |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                    |    2. Amount of Securities   |     3. Ownership Form:    |    4. Nature of Indirect     |
|   (Instr. 4)                           |       Beneficially Owned     |        Direct (D) or      |       Beneficial             |
|                                        |       (Instr. 4)             |        Indirect (I)       |       Ownership (Instr. 4)   |
|                                        |                              |        (Instr. 5)         |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
| Common Stock                           |           7,977,104 (1)      |           (I)             |            (2)               |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
-----------------------------------------------------------------------------------------------------------------------------------


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

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative Security |2. Date             |3. Title and Amount of    |4. Conver-  | 5. Owner-   |6. Nature of Indirect|
|    (Instr. 4)                   |   Exercisable and  |   Securities Underlying  |   sion or  |    ship     |   Beneficial Owner- |
|                                 |   Expiration Date  |   Derivative Securities  |   Exercise |    Form of  |   ship (Instr. 5)   |
|                                 |   (Month/Day/Year) |   (Instr. 4)             |   Price of |    Deriva-  |                     |
|                                 |                    |                          |   Deriva-  |    tive     |                     |
|                                 |                    |                          |   tive     |    Security:|                     |
|                                 |                    |                          |   Security |    Direct   |                     |
|                                 |--------------------|--------------------------|            |    (D) or   |                     |
|                                 |  Date    | Expira- |              | Amount or |            |    Indirect |                     |
|                                 |  Exercis-| tion    |    Title     | Number of |            |    (I)      |                     |
|                                 |  able    | Date    |              |  Shares   |            |    (Instr.  |                     |
|                                 |          |         |              |           |            |    5)       |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|            --                   |   --     |   --    |     --       |    --     |     --     |     --      |         --          |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
------------------------------------------------------------------------------------------------------------------------------------
  Explanation of Responses:

-------------------------
    (1) Mr. Berrard disclaims beneficial ownership of these securities except to the extent of any pecuniary interest.
    (2) These shares are owned of record by New River Capital Partners, L.P., an
        entity which Mr. Berrard controls through other entities. Mr. Berrard          /s/ Steven R. Berrard                 5/10/99
        is signing this Form 3 individually and in his capacity as the sole           ----------------------------------   ---------
        shareholder and an authorized officer of SRB Investments, Inc., which is      Signature of Reporting Person(2)(3)     Date
        the managing general partner of B&B Management Partners, L.P., which is the sole general partner of New River Capital Partners, L.P.
    (3) Intentional misstatements or omissions of facts constitute Federal Criminal
        Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).




Note. File three copies of this form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.

                                                     (Print or Type Responses)                                               Page 2





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